STATE of DELAWARE

FOURTH AMENDED AND RESTATED CERTIFICATE OF TRUST

This Fourth Amended and Restated Certificate of Trust of Barings Private Equity Opportunities and Commitments Fund (the “Trust”) is hereby duly executed and filed by the undersigned trustee of the Trust in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 Del. C. Section 3801 et seq.) (the “Act”) to amend and restate the Third Amended and Restated Certificate of Trust of the Trust, which was filed on December 14, 2022 with the Secretary of State of the State of Delaware (the “Secretary of State”), which amended and restated the Second Amended and Restated Certificate of Trust of the Trust, which was filed on September 28, 2022 with the Secretary of State, which amended and restated the Amended and Restated Certificate of Trust of the Trust filed on December 13, 2021 with the Secretary of State, which amended and restated the Certificate of Trust of the Trust, which was formed with the name MassMutual Access Private Equity Fund and which was filed on May 24, 2021 with the Secretary of State, and sets forth the following:

1.	Name. The name of the trust is Cascade Private Capital Fund.

2.    Registered Office; Registered Agent. The business address of the Trust’s registered office is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.    Investment Company. The Trust is a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80(a-1 et seq.).

4.    Effective Date. This Fourth Amended and Restated Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Fourth Amended and Restated Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

By:	/s/ Stephen L. Nesbitt
Name: Stephen L. Nesbitt
Title: Trustee